Exhibit 10.4

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

T +1 410.531.4000 W. R. Grace & Co.-Conn. 7500 Grace Drive Columbia, MD 21044

September 21, 2015

Troy Rhonemus
Chief Operating Officer
ChromaDex, Inc.
10005 Muirlands Blvd.
Suite G
Irvine CA, 92618

Re:           Take or Pay Purchase Agreement for nicotinamide riboside chloride

Dear Mr. Rhonemus:

ChromaDex, Inc. (“ChromaDex”) currently purchases nicotinamide riboside chloride (the “Product”) from W. R. Grace & Co.-Conn. (“Grace”) under terms agreed to by both ChromaDex and Grace. Notwithstanding any such terms, ChromaDex and Grace agree that the following purchase obligation and related terms shall apply, effective as of the date of this letter agreement:

ChromaDex shall purchase from Grace not less than [*] kg of Product (the “Required Amount”) between September 4, 2015 and December 31, 2015 at a price of $[*] per kg. In the event that ChromaDex does not purchase the full Required Amount by December 31, 2015, ChromaDex shall pay to Grace $[*] per kg for the difference, in kilograms, between the amount actually purchased by ChromaDex and the Required Amount.

Any payment by ChromaDex for a shortfall between the Required Amount and the amount of Product actually purchased is due by February 14, 2016.

Grace will ship the purchased Products to ChromaDex on a schedule to be agreed to by the parties.   Payment will be net 60 for any quantities of the Required Volume that ship after December 31, 2015.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

All other terms and conditions currently governing the purchase of the Product remain in full force and effect. In the event of any conflict or inconsistencies between the provisions in this letter agreement and those as currently agreed to by ChromaDex and Grace, the provisions in this letter agreement shall control.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same letter agreement.

If you are in agreement with the foregoing, please have letter agreement signed by an authorized representative and return one fully executed original to:

Kathrine Kastberg
W. R. Grace & Co.-Conn.
7500 Grace Drive
Columbia, MD 21044

If there are any questions, please contact Audrey Kelleman at (858) 342-5367.

CHROMADEX, INC.		W. R. GRACE & CO.-CONN.

By:	/s/ Troy Rhonemus	By:	/s/ Brett Reynolds

Name:	Troy Rhonemus	Name:	Brett Reynolds

Title:	COO	Title:	Business Director, Fine Chemicals

Date:	9/29/2015	Date:	9/22/2015